EXHIBIT 99.1

ENFISSION, LLC FINANCIAL STATEMENTS As of December 31, 2018 and for the Period from Inception (January 24, 2018) to December 31, 2018 And Report of Independent Auditor

ENFISSION, LLC TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm

Members and Board of Directors

Enfission, LLC

Reston, Virginia

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Enfission, LLC (the “Company”) as of December 31, 2018, the related statements of operations, changes in members’ deficit, and cash flows for the period from January 24, 2018 (date of inception) to December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018, and the results of its operations and cash flows for the period from January 24, 2018 (date of inception) to December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses and negative cash flows from operations since inception and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company's auditor since 2018.

Philadelphia, Pennsylvania

March 29, 2019

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

1

ENFISSION, LLC
BALANCE SHEET

DECEMBER 31, 2018

ASSETS
Current Assets:
Cash	$674,496
Capital contributions due from member	770,700

Total Assets	$1,445,196

LIABILITIES AND MEMBERS' DEFICIT
Current Liabilities:
Accrued expenses	$8,914
Amounts due to related parties	1,872,809
Total Current Liabilities	1,881,723

Total Liabilities	1,881,723

Commitments and contingencies

Members' Deficit	(436,527)

Total Liabilities and Members' Deficit	$1,445,196

The accompanying notes to the financial statements are an integral part of this statement.

2

ENFISSION, LLC
STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 24, 2018 (DATE OF INCEPTION) TO DECEMBER 31, 2018

Revenues	$-

Operating Expenses:
Research and development - related parties	6,607,500
Management and administrative fees - related parties	800,000
Professional fees	146,740
Marketing and advertising	83,293
Travel	40,265
Miscellaneous	13,429

Total Operating Expenses	7,691,227

Net loss	$(7,691,227)

The accompanying notes to the financial statements are an integral part of this statement.

3

ENFISSION, LLC
STATEMENT OF CHANGES IN MEMBERS' DEFICIT

FOR THE PERIOD FROM JANUARY 24, 2018 (DATE OF INCEPTION) TO DECEMBER 31, 2018

	Class A Member Units		Additional		Total
			Paid-in	Accumulated	Members'
	Units	Amount	Capital	Deficit	Deficit

Units issued at inception	2,000	$20,000	$-	$-	$20,000
Member capital contributions	-	-	7,234,700	-	7,234,700
Net loss	-	-	-	(7,691,227)	(7,691,227)

December 31, 2018	2,000	$20,000	$7,234,700	$(7,691,227)	$(436,527)

The accompanying notes to the financial statements are an integral part of this statement.

4

ENFISSION, LLC
STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 24, 2018 (DATE OF INCEPTION) TO DECEMBER 31, 2018

Cash flows from operating activities:
Net loss	$(7,691,227)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in accrued expenses	8,914
Increase in amounts due to related parties	1,872,809

Net cash used in operating activities	(5,809,504)

Cash flows from financing activities:
Contributions from members	6,484,000

Net cash provided by financing activities	6,484,000

Net increase in cash	674,496
Cash at beginning of period	-

Cash at end of period	$674,496

Supplemental disclosure of noncash financing activities:
Capital contributions due from member	$770,700

The accompanying notes to the financial statements are an integral part of this statement.

5

ENFISSION, LLC NOTES TO THE FINANCIAL STATEMENTS FOR THE PERIOD FROM JANUARY 24, 2018 (DATE OF INCEPTION) TO DECEMBER 31, 2018

Note 1—Nature of operations and summary of significant accounting policies

Nature of Operations and Operating Agreement – Enfission, LLC (the “Company”) is a Delaware limited liability company, formed as a 50-50 joint venture arrangement by Framatome Inc., a subsidiary of Framatome S.A.S. (collectively “Framatome”) and Lightbridge Corporation (“Lightbridge”) in January 2018 to design, develop and market certain nuclear fuel assembly technology (the “fuel assembly technology”) worldwide.

The Company is governed by its Operating Agreement (the “Agreement”), dated January 25, 2018 and as amended from time to time, which provides for management of the Company through a Board of Directors comprised of six directors. Each of Framatome and Lightbridge have the right to appoint three directors to the Board. The Agreement provides for both voting and nonvoting membership units, with Class A being voting units and Class B being nonvoting units. Framatome and Lightbridge (the “Initial Members”) each made initial capital contributions of $10,000 in exchange for 1,000 Class A membership units. The Company has no other membership units or class of membership units outstanding at December 31, 2018.

In addition to the initial capital contributions described above, The Board of Directors has the right to call for additional capital contributions from all or a portion of the members, subject to the written consent of two-thirds of the Class A members. The liability of the members of the Company is limited to the members’ total capital contributions, including any capital contributions a member has committed to make under the Agreement. Per the Agreement and to the fullest extent permitted by Delaware law, no member is liable personally for the debts, obligations, or liabilities of the Company unless such liability is expressly assumed by the member in a separate written agreement signed by the member.

In accordance with the Agreement, any distributions to the members, including tax distributions shall be made pro rata in accordance with the members’ respective ownership interest. The losses and profits of the Company are generally allocated to the Initial Members as follows:

a)	First allocated to cause the capital accounts, as defined by the Agreement, of the Initial Members to be equal; then

b)	allocated to the Initial Members 50-50; then

c)	allocated among the members pro rata based on their ownership interest.

The Company is an early stage company currently conducting research and development activities to operationalize and commercialize its fuel assembly technology. The Company’s activities are currently being funded solely through capital contributions from its members. The Company’s activities are subject to significant risks and uncertainties, including failing to secure long-term future funding to support the research and development activities required to complete the development of the fuel assembly technology to the point it is commercially viable. Furthermore, the success of the Company’s activities and future operations are subject to numerous contingencies including general economic conditions, political uncertainty, competition, changes in regulations, and the Company’s inability to achieve its overall long-term goals.

Basis of Accounting – The financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Estimates – The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

6

ENFISSION, LLC NOTES TO THE FINANCIAL STATEMENTS FOR THE PERIOD FROM JANUARY 24, 2018 (DATE OF INCEPTION) TO DECEMBER 31, 2018

Note 1—Nature of operations and summary of significant accounting policies (continued)

Cash Equivalents – For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with original maturities of three months or less to be cash equivalents. The Company had no such instruments as of December 31, 2018.

Income Taxes – The Company is a pass-through entity for federal income tax purposes, and thus no provision or liability for federal or state income taxes has been recorded in the financial statements. Earnings or losses of the Company are taxed to the members in their respective income tax returns.

Research and Development – Research, development, and related expenses are charged to operations in the period incurred and are shown as a separate line item on the accompanying statement of operations.

Advertising – Advertising costs are expensed as incurred. Advertising expense was $83,293 for period January 24, 2018 (date of inception) to December 31, 2018.

Note 2—Going concern

The Company follows the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 205-40, Going Concern. This guidance requires an entity to disclose certain information about an entity’s ability to continue as a going concern and to provide related disclosures in certain circumstances. The following information reflects the results of management’s assessment, plans, and conclusion of the Company’s ability to continue as a going concern.

The Company has incurred losses and negative cash flows from operations since inception due to the fact that it is a development stage company. The Company expects to continue to incur losses as a result of costs and expenses related to the Company’s research and development expenses and corporate general and administrative expenses. The Company is currently funding its research and development activities and general and administrative expenses through capital contributions from its members. There can be no assurance as to the availability of additional capital. The Company’s future liquidity needs, and ability to address those needs, will largely be determined by the success of the development of the fuel assembly technology, key nuclear development and regulatory events, and its business decisions in the future.

The Company expects to increase research and development activity and related spending. For 2019, the Company has budgeted to spend approximately $11,000,000 on research and development, including capital expenditures for equipment. The Company expects its general and administrative expenses to total approximately $1,100,000 which includes management and administrative service fees of $800,000 charged by the Company’s members pursuant to the Services Agreement more fully described in Note 5. The Company plans to continue to fund these activities through additional capital contributions from its members.

Currently, the ability of the Company to continue as a going concern is dependent upon its Initial Members providing additional capital contributions and there can be no assurance that the Initial Members will continue to do so. As a result, management of the Company has concluded that this uncertainty casts substantial doubt upon the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

7

ENFISSION, LLC NOTES TO THE FINANCIAL STATEMENTS FOR THE PERIOD FROM JANUARY 24, 2018 (DATE OF INCEPTION) TO DECEMBER 31, 2018

Note 3—Cash balances

The Company places its cash on deposit with a financial institution in the United States. The Federal Deposit Insurance Company (“FDIC”) covers $250,000 for substantially all depository accounts. During the period, the Company from time to time may have had amounts on deposit in excess of the insured limits. As of December 31, 2018, the Company had $424,496 on deposit in excess of these insured limits. The Company has not experienced significant losses in such accounts and does not believe it is exposed to any significant risk as cash is held by a prominent financial institution.

Note 4—Income taxes

The Company is treated as a pass-through entity for federal and state income tax purposes. Consequently, federal and state income taxes are not payable, or provided for, by the Company. Members are taxed individually on their share of the Company’s earnings or losses. The Company’s net loss is allocated among the members in accordance with the Operating Agreement of the Company.

Management has evaluated the effect of the guidance provided in FASB ASC 740, Income Taxes. Management has evaluated all tax positions that could have a significant effect on the financial statements and determined the Company had no uncertainty in income tax positions at December 31, 2018.

Note 5—Related-party transactions

The Company is party to an R&D Services Agreement (the “R&D Agreement”) with its members, Framatome and Lightbridge, whereby Framatome and Lightbridge provide substantially all research and development services to the Company. The R&D Agreement was effective November 14, 2017 and has an initial term of five which will automatically renew for an additional five years unless a notice of non-renewal is submitted by one of the parties at least six months prior to the expiration of the initial term. Research and development expenses incurred by the Company pursuant to the R&D Agreements amounted to $5,532,654 and $1,074,846 from Framatome and Lightbridge, respectively for the period January 24, 2018 (date of inception) to December 31, 2018. In addition, the liabilities of the Company include $1,779,556 and $93,253 due to Framatome and Lightbridge, respectively, for research and development expenses and are reported within amounts due to related parties on the accompanying balance sheet.

The Company entered into a management and administrative services agreement (the “Services Agreement”) with its members, Framatome and Lightbridge, on January 24, 2018 whereby the members have agreed to provide certain management and administrative services to the Company. The Services Agreement has a term of two years unless earlier terminated by the Company’s Board of Directors. During the period ended December 31, 2018, the Company paid $400,000 to each of the members for services provided under the Services Agreement. These amounts are included in management and administrative fees in the accompanying statement of operations.

In addition to preceding, the Company along with its Initial Members are party to certain other agreements which have been established in connection with the formation of the Company, as follows:

•	Co-Ownership Agreement (the “COA”) – The COA governs the co-ownership between Framatome and Lightbridge of certain foreground intellectual property developed by and between Framatome and Lightbridge, with one another and though the Company. The COA will survive the life of the Company. The COA is limited to a domain consisting of the metallic fuel developed by Enfission for certain types of nuclear reactors.

8

ENFISSION, LLC NOTES TO THE FINANCIAL STATEMENTS FOR THE PERIOD FROM JANUARY 24, 2018 (DATE OF INCEPTION) TO DECEMBER 31, 2018

Note 5—Related-party transactions (continued)

•	Intellectual Property Annex (the “IP Annex”) – The IP Annex is a higher-level reference document included as part of the Company’s Agreement and summarizes the parties’ understanding regarding intellectual property matters. The IP Annex will remain in force only so long as the Company remains in existence.

During the period from January 24, 2018 (date of inception) to December 31, 2018, the Company reimbursed Lightbridge $146,242 for certain general and administrative expenses that are included in the accompanying statement of operations under the following captions:

Description	Amount
Professional fees	$87,025
Marketing and advertising	7,395
Travel	40,265
Miscellaneous	11,557
$146,242

Note 6—Regulatory environment

In the ordinary course of research and development activities, the Company is subject to various laws and regulations. As of the date of these financial statements, in the opinion of our management, compliance with existing laws and regulations is not expected to materially affect the Company’s financial position, results of operations or cash flows.

Note 7—Subsequent events

The capital contributions due from one of the Company’s members as of December 31, 2018 in the amount of $770,700 was received in full in January 2019. Furthermore, in January 2019, Framatome and Lightbridge made additional capital contributions to the Company in the amounts of $399,300 and $1,440,000, respectively.

Management has evaluated subsequent events through March 29, 2019, which is the date the financial statements were available to be issued. No other transactions requiring disclosure have occurred through this date.

9